FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS FOURTH QUARTER AND FISCAL YEAR-END RESULTS
-- Fourth Quarter Net Income of $69 Million, or $0.58 per Diluted Share --
-- Fourth Quarter Adjusted Income of $104 Million, or $0.86 per Diluted Share --
-- Assets Under Management of $702 Billion --

Baltimore, Maryland - May 1, 2014 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the fourth fiscal quarter and fiscal year ended March 31, 2014. For the fourth quarter of fiscal year 2014 the Company reported net income1 of $68.9 million, or $0.58 per diluted share, as compared with net income of $81.7 million, or $0.67 per diluted share, in the prior quarter, and net income of $29.2 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2013. Adjusted income2 for the fourth quarter was $103.5 million, or $0.86 per diluted share, as compared to $124.6 million, or $1.03 per diluted share, in the prior quarter and $66.7 million, or $0.52 per diluted share, in the fourth quarter of fiscal 2013. For the fourth quarter, operating revenues were $681.4 million, down 5% from $720.1 million in the prior quarter and up 2% from $667.8 million in the fourth quarter of fiscal 2013. Operating expenses were $562.1 million, down 6% from $598.4 million in the prior quarter, and down 10% from $624.8 million in the fourth quarter of fiscal 2013.

Net income for fiscal year 2014 was $284.8 million, or $2.33 per diluted share, compared to a net loss for fiscal year 2013 of $353.3 million, or $2.65 per diluted share. Adjusted income for the year was $417.8 million, or $3.41 per diluted share, compared to adjusted income of $347.2 million, or $2.61 per diluted share, for fiscal year 2013. Operating revenues for fiscal year 2014 were $2.7 billion, up 5% from $2.6 billion for fiscal year 2013. Operating expenses for fiscal year 2014 were $2.3 billion, down 24% from $3.0 billion for fiscal year 2013. For fiscal year 2014, operating expenses were flat compared to fiscal year 2013, excluding the non-cash impairment charges related to intangible assets of $734.0 million that occurred in fiscal year 2013.

Assets Under Management (“AUM”) were $701.8 billion, up 3% from $679.5 billion as of December 31, 2013 and up 6% from $664.6 billion as of March 31, 2013.

(Amounts in millions, except per share amounts)
	Quarters Ended			Fiscal Year Ended
	Mar	Dec	Mar	Mar	Mar
	2014	2013	2013	2014	2013
Total Operating Revenues	$681.4	$720.1	$667.8	$2,741.8	$2,612.6
Total Operating Expenses	562.1	598.4	624.8	2,310.9	3,047.1
Operating Income (Loss)	119.3	121.7	43.0	430.9	(434.5)
Net Income (Loss)[1]	68.9	81.7	29.2	284.8	(353.3)
Adjusted Income[2]	103.5	124.6	66.7	417.8	347.2
Net Income (Loss) Per Share - Diluted[1]	0.58	0.67	0.23	2.33	(2.65)
Adjusted Income Per Share - Diluted[2]	0.86	1.03	0.52	3.41	2.61

(1) Net Income (Loss) Attributable to Legg Mason, Inc.
(2) See “Use of Supplemental Non-GAAP Financial Information” below.

Comments on the Fourth Quarter of Fiscal Year 2014 Results

Joseph A. Sullivan, President and CEO of Legg Mason said, “During the quarter, Legg Mason delivered solid earnings and made significant progress relative to our growth initiatives for the coming fiscal year.  Specifically, to further enhance our investment capabilities, we announced a definitive agreement to acquire QS Investors and our intent to combine the firm with Batterymarch and LMGAA over time to create a world-class solutions and global quantitative equity platform.  Separately, as part of our ongoing commitment to create long-term incentives that better align the interests of our affiliates and shareholders, Legg Mason also finalized a management equity plan for ClearBridge Investments, our largest equity affiliate.   Finally, during the quarter, our distribution team began implementing a plan to extend and deepen our coverage of key client segments and channels.

“Over the past several quarters, we have made progress on both flows and asset mix, and sustaining that momentum in both retail and institutional channels remains a critical priority.  At the same time, we continue to allocate capital on behalf of our shareholders, announcing a 23% increase in our quarterly dividend while continuing to repurchase shares.  We remain committed to long-term value creation for our shareholders through thoughtful capital allocation and investment in various growth initiatives.”

Assets Under Management Increased to $702 Billion

AUM increased to $701.8 billion compared with $679.5 billion at December 31, 2013, primarily driven by $14.0 billion in market performance and positive foreign exchange, as well as inflows of $8.3 billion. AUM was up 6% from $664.6 billion as of March 31, 2013.

•	Equity inflows were approximately $500 million, fixed income outflows were approximately $800 million, and liquidity inflows were $8.6 billion for the quarter ended March 31, 2014.

•	At March 31, 2014, fixed income represented 52% of AUM, while equity represented 27% and liquidity represented 21% of AUM.

•	By client domicile, 61% of AUM was United States and 39% of AUM was non-U.S.

•
Average AUM during the quarter was $689.0 billion compared to $670.0 billion in the prior quarter and $657.4 billion in the fourth quarter of fiscal year 2013. Average long-term AUM was $543.9 billion compared to $533.4 billion in the prior quarter and $518.8 billion in the fourth quarter of fiscal year 2013.

Comparison to the Third Quarter of Fiscal Year 2014
Net income was $68.9 million, or $0.58 per diluted share, as compared with net income of $81.7 million, or $0.67 per diluted share, in the third quarter of fiscal year 2014. The current quarter included $17.0 million in performance fees, which was $33.8 million, or $0.11 per diluted share lower than $50.7 million in performance fees in the prior quarter, which included calendar year-end related performance fee locks. In addition, the current quarter results included an effective tax rate of 41.9% reflecting the impact attributable to revised annual state apportionment factors as well as reserve valuation allowance true-ups. This compared to an effective tax rate of 36.5% in the prior quarter, and the differential reduced net income by $6.0 million, or $0.05 per diluted share.

•
Operating revenues of $681.4 million were down 5% compared to $720.1 million in the prior quarter, primarily due to a $33.8 million decrease in performance fees and a reduction in revenue resulting from two fewer days in the quarter, offset in part by higher average AUM.

•
Operating expenses of $562.1 million were down 6% from $598.4 million in the prior quarter and included $10.1 million in costs related to various corporate initiatives and the QS Investors integrations, compared to $12.3 million of corporate initiative costs in the prior quarter. In addition, the current quarter expenses included a gain of $4.4 million in the market value of deferred compensation and seed investments, which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $6.5 million in the prior quarter. The current quarter results included a $4.7 million franchise tax adjustment credit while the prior quarter included a $5.0 million charge related to a fair value adjustment of the contingent consideration liability from the Fauchier acquisition. Excluding the above items, operating expenses decreased by 4% from the third quarter of fiscal 2014, reflecting lower revenue share compensation related to lower revenues.

•
Other non-operating expense was $7.4 million, as compared to $4.3 million of non-operating income in the prior quarter. Gains on corporate investments, not offset in compensation, were $4.4 million compared with gains of $10.0 million in the prior quarter. The current quarter also included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $3.6 million in losses associated with consolidated investment vehicles compared to $1.2 million of losses in the prior quarter. The consolidation of investment vehicles had no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 17.5%, as compared to 16.9% in the prior quarter. Operating margin, as adjusted,[2] was 23.3%, as compared with 24.1% in the prior quarter.

•	Adjusted income was $103.5 million, or $0.86 per diluted share, compared to adjusted income of $124.6 million, or $1.03 per diluted share, in the prior quarter.

Comparison to the Fourth Quarter of Fiscal Year 2013
Net income was $68.9 million, or $0.58 per diluted share, as compared with net income of $29.2 million, or $0.23 per diluted share, in the fourth quarter of fiscal year 2013. The current quarter results included $10.1 million, or $0.06 per diluted share, in severance and other operating expenses related to several previously disclosed corporate initiatives as well as the QS Investors integrations. The prior year quarter included real estate related losses of $52.8 million, or $0.27 per diluted share. In addition, the current quarter results included an effective tax rate of 41.9% reflecting the impact attributable to revised annual state apportionment factors as well as reserve valuation allowance true-ups. This compared to an effective tax rate of 36.9% in the prior quarter, and the differential reduced net income by $5.5 million, or $0.05 per diluted share.

•
Operating revenues of $681.4 million were up 2% from $667.8 million in the fourth quarter of fiscal 2013, primarily due to higher average equity AUM, while performance fees were lower as the prior year quarter included significant fees from accounts with annual locks.

•
Operating expenses of $562.1 million were down 10% from $624.8 million in the fourth quarter of fiscal 2013 which included $52.8 million in real estate-related losses. There were also $10.1 million of current quarter operating expenses related to various corporate initiatives and the QS Investors integrations compared to $8.5 million of severance and deferred compensation costs related to a senior management restructuring in the prior year quarter. The current quarter’s expenses included a gain of $4.4 million in the market value of deferred compensation and seed investments which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $7.2 million in the fourth quarter of fiscal 2013. This quarter’s results also included a $4.7 million franchise tax adjustment credit.

•
Other non-operating expense was $7.4 million, as compared to non-operating income of $5.6 million in the fourth quarter of fiscal year 2013. Gains on corporate investments not offset by compensation were $4.4 million compared with gains of $10.0 million in the fourth quarter of fiscal 2013. The current quarter also included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $3.6 million in losses associated with consolidated investment vehicles compared to $2.2 million in gains in the fourth quarter of fiscal year 2013. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 17.5%, as compared to 6.4% in the prior year quarter. Operating margin, as adjusted, was 23.3%, as compared with 10.4% in the prior year quarter.

•	Adjusted income was $103.5 million, or $0.86 per diluted share, compared to adjusted income of $66.7 million, or $0.52 per diluted share, in the prior year quarter.

Comparison to the Full Year Fiscal Year 2013
Net income was $284.8 million, or $2.33 per diluted share, as compared with a net loss of $353.3 million, or $2.65 per diluted share for fiscal year 2013. The prior year’s results included $734.0 million, or $3.81 per diluted share, of non-cash impairment charges related to intangible assets.

•	Operating revenues of $2.7 billion increased 5% from $2.6 billion in fiscal year 2013, reflecting a 3% increase in average AUM, a more favorable AUM mix and a 9% increase in performance fees.

•
Operating expenses of $2.3 billion were down from $3.0 billion in fiscal year 2013 primarily due to $734.0 million in non-cash impairment charges relating to intangible assets in the prior year. The current year’s expenses also included a $17.0 million gain in the market value of deferred compensation and seed investments which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $36.5 million in fiscal year 2013. Fiscal year 2014 expenses included $31.9 million in costs related to various corporate initiatives and the QS Investors integrations. Fiscal year 2013 expenses also included $52.8 million in real estate related losses.

•
Other non-operating expense was $11.3 million, as compared to $76.1 million in expenses in fiscal year 2013. Fiscal year 2013 included a non-operating charge of $69.0 million arising from the extinguishment and subsequent refinancing of debt. Gains on corporate investments, not offset in compensation were $19.2 million compared with $15.6 million of gains in fiscal year 2013. The current year also included gains on funded deferred compensation and seed investments, as described above. In addition, the current year included $0.9 million in losses associated with consolidated investment vehicles, as compared to $3.9 million in losses in fiscal year 2013. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 15.7% compared to a negative operating margin in the prior year due to the non-cash impairment charges related to intangible assets.

•
Operating margin, as adjusted, was 22.0%, as compared with 17.5% in the prior year. Adjusted income was $417.8 million, or $3.41 per diluted share, compared to adjusted income of $347.2 million, or $2.61 per diluted share, in fiscal year 2013.

Quarterly Business Developments and Recent Announcements

•
Legg Mason announced a definitive agreement to acquire QS Investors. Legg Mason’s existing quantitative equity platform, Batterymarch Financial Management, and its existing solutions platform, Legg Mason Global Asset Allocation, will be integrated over time into QS Investors as a result of the transaction.

•	Legg Mason and ClearBridge Investments implemented a management equity plan effective March 31, 2014.

•	Permal launched the Alternative Select Fund, marking Legg Mason’s expansion into the liquid alternatives space.

•
Legg Mason received a number of awards across ClearBridge Investments, LMM and Western Asset from Benchmark Magazine in Hong Kong for the BENCHMARK Fund of the Year Awards for 2013.  Benchmark also named Legg Mason as the House Winner: Best-In-Class, US Equity across the range of equity funds offered in Hong Kong.

•
Western Asset, ClearBridge Investments and LMGAA won Lipper Fund awards for performance as of December 31, 2013.  The Western Core Bond Fund won for its institutional share class in the 5-year category in the US and the Western High Income Corporate Bond Fund won in the 3-year category in Japan.  The ClearBridge International Value Fund’s institutional share class won for the 3-year category while the Legg Mason Target Retirement Fund I won for the 5-year category.

Quarterly Performance

At March 31, 2014:

	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[3]	75%	87%	84%	92%

% of Long-Term US Fund Assets Beating Lipper Category Average[3]
Equity	39%	55%	42%	60%
Fixed Income	54%	78%	83%	86%
Total US Fund Assets	44%	63%	56%	68%

Of Legg Mason’s long-term U.S. mutual fund assets, 39% were rated 4 or 5 stars by Morningstar.

Balance Sheet

At March 31, 2014, Legg Mason’s cash position was $858 million. Total debt was $1.0 billion and stockholders' equity was $4.7 billion. The ratio of total debt to total capital (total equity plus total debt excluding consolidated investment vehicles) was 18%, down from 19% in the prior quarter. In the quarter, the Company completed additional open market purchases of 2.0 million shares, which reduced weighted average shares by 0.7 million.

The Board of Directors has declared a quarterly cash dividend on the Company’s common stock in the amount of $0.16 per share. The dividend is payable July 14, 2014 to shareholders of record at the close of business June 17, 2014.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Sullivan, will be held at 8:00 am EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-447-0521 (or for international calls 1-847-413-3238), confirmation number 37074851 at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

A replay of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-843-7419 (or for international calls 1-630-652-3042), enter pass code 37074851# when prompted.  Please note that the replay will be available beginning at 10:30 a.m. EDT on Thursday, May 1, 2014, and ending at 11:59 p.m. EDT on May 15, 2014.

3 See “Supplemental Data Regarding Quarterly Performance” below.

About Legg Mason
Legg Mason is a global asset management firm, with $702 billion in assets under management as of March 31, 2014. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and in the Company’s quarterly reports on Form 10-Q.

Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately ninety percent of total AUM is included in strategy AUM as of March 31, 2014, although not all strategies have three-, five-, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results. For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds (including fund-of-hedge funds) which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this table is provided solely for use in connection with this table, and is not directed toward existing or potential clients of Legg Mason.

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed-end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not a guarantee of future results. Source: Lipper Inc.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Years Ended

	March	December	March	March	March
	2014	2013	2013	2014	2013
Operating Revenues:
Investment advisory fees:
Separate accounts	$197,446	$197,295	$182,709	$777,420	$730,326
Funds	377,108	381,020	365,858	1,501,278	1,446,066
Performance fees	16,972	50,748	33,328	107,087	98,568
Distribution and service fees	88,218	88,299	83,859	347,598	330,480
Other	1,652	2,730	2,009	8,374	7,210
Total operating revenues	681,396	720,092	667,763	2,741,757	2,612,650

Operating Expenses:
Compensation and benefits	297,451	322,553	307,468	1,210,387	1,188,470
Distribution and servicing	144,939	148,801	142,274	619,070	600,644
Communications and technology	40,803	38,702	37,784	157,872	149,645
Occupancy	32,599	30,904	83,299	115,234	171,941
Amortization of intangible assets	896	4,170	3,505	12,314	14,019
Impairment of intangible assets	—	—	—	—	734,000
Other	45,367	53,310	50,420	195,987	188,430
Total operating expenses	562,055	598,440	624,750	2,310,864	3,047,149

Operating Income (Loss)	119,341	121,652	43,013	430,893	(434,499)

Other Non-Operating Income (Expense):
Interest income	1,676	1,681	2,290	6,367	7,590
Interest expense	(14,294)	(12,690)	(16,010)	(52,911)	(62,919)
Other income (expense)	8,449	14,622	16,094	32,818	(17,958)
Other non-operating income (expense) of
consolidated investment vehicles	(3,224)	690	3,259	2,474	(2,821)
Total other non-operating income (expense)	(7,393)	4,303	5,633	(11,252)	(76,108)

Income (Loss) Before Income Tax Provision (Benefit)	111,948	125,955	48,646	419,641	(510,607)

Income tax provision (benefit)	46,856	46,004	17,955	137,805	(150,859)

Net Income (Loss)	65,092	79,951	30,691	281,836	(359,748)
Less: Net income (loss) attributable
to noncontrolling interests	(3,855)	(1,783)	1,487	(2,948)	(6,421)

Net Income (Loss) Attributable to
Legg Mason, Inc.	$68,947	$81,734	$29,204	$284,784	$(353,327)

Net Income (Loss) per share
Attributable to Legg Mason, Inc.
Common Shareholders:
Basic	$0.58	$0.68	$0.23	$2.34	$(2.65)

Diluted	$0.58	$0.67	$0.23	$2.33	$(2.65)

Weighted Average Number of Shares
Outstanding:
Basic	118,949	120,583	128,507	121,941	133,226
Diluted (1)	119,850	121,126	128,576	122,383	133,226

(1)	Diluted shares are the same as basic shares for periods with a loss and any adjustment for Adjusted Income is not material.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Quarters Ended
	March 2014			December 2013			March 2013

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$681,709	$(313)	$681,396	$720,591	$(499)	$720,092	$668,380	$(617)	$667,763
Total operating expenses	561,958	97	562,055	598,299	141	598,440	624,605	145	624,750
Operating Income (Loss)	119,751	(410)	119,341	122,292	(640)	121,652	43,775	(762)	43,013
Other non-operating income (expense)	(3,828)	(3,565)	(7,393)	5,496	(1,193)	4,303	3,474	2,159	5,633
Income (Loss) Before Income Tax Provision (Benefit)	115,923	(3,975)	111,948	127,788	(1,833)	125,955	47,249	1,397	48,646
Income tax provision (benefit)	46,856	—	46,856	46,004	—	46,004	17,955	—	17,955
Net Income (Loss)	69,067	(3,975)	65,092	81,784	(1,833)	79,951	29,294	1,397	30,691
Less: Net income (loss) attributable
to noncontrolling interests	120	(3,975)	(3,855)	50	(1,833)	(1,783)	90	1,397	1,487
Net Income Attributable to Legg Mason, Inc.	$68,947	$—	$68,947	$81,734	$—	$81,734	$29,204	$—	$29,204

	Years Ended
	March 2014			March 2013

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$2,743,707	$(1,950)	$2,741,757	$2,615,047	$(2,397)	$2,612,650
Total operating expenses	2,310,444	420	2,310,864	3,046,587	562	3,047,149
Operating Income (Loss)	433,263	(2,370)	430,893	(431,540)	(2,959)	(434,499)
Other non-operating income (expense)	(10,333)	(919)	(11,252)	(72,177)	(3,931)	(76,108)
Income (Loss) Before Income Tax Provision (Benefit)	422,930	(3,289)	419,641	(503,717)	(6,890)	(510,607)
Income tax provision (benefit)	137,805	—	137,805	(150,859)	—	(150,859)
Net Income (Loss)	285,125	(3,289)	281,836	(352,858)	(6,890)	(359,748)
Less: Net income (loss) attributable
to noncontrolling interests	341	(3,289)	(2,948)	469	(6,890)	(6,421)
Net Income (Loss) Attributable to Legg Mason, Inc.	$284,784	$—	$284,784	$(353,327)	$—	$(353,327)

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO ADJUSTED INCOME (1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended			Years Ended

	March	December	March	March	March
	2014	2013	2013	2014	2013

Net Income (Loss) Attributable to Legg Mason, Inc.	$68,947	$81,734	$29,204	$284,784	$(353,327)

Plus (less):
Amortization of intangible assets	896	4,170	3,505	12,314	14,019
Loss on extinguishment of 2.5% senior notes	—	—	—	—	54,873
Impairment of intangible assets	—	—	—	—	734,000
Contingent consideration fair value adjustment	—	5,000	—	5,000	—
Deferred income taxes on intangible assets:
Impairment charges	—	—	—	—	(225,748)
Tax amortization benefit	33,692	33,706	33,977	134,871	135,588
U.K. tax rate adjustment	—	—	—	(19,164)	(18,075)
Imputed interest on convertible debt (2.5% senior notes)	—	—	—	—	5,839

Adjusted Income	$103,535	$124,610	$66,686	$417,805	$347,169

Net Income (Loss) per Diluted Share Attributable
to Legg Mason, Inc. Common Shareholders	$0.58	$0.67	$0.23	$2.33	$(2.65)

Plus (less):
Amortization of intangible assets	—	0.04	0.03	0.10	0.11
Loss on extinguishment of 2.5% senior notes	—	—	—	—	0.41
Impairment of intangible assets	—	—	—	—	5.51
Contingent consideration fair value adjustment	—	0.04	—	0.04	—
Deferred income taxes on intangible assets:
Impairment charges	—	—	—	—	(1.69)
Tax amortization benefit	0.28	0.28	0.26	1.10	1.02
U.K. tax rate adjustment	—	—	—	(0.16)	(0.14)
Imputed interest on convertible debt (2.5% senior notes)	—	—	—	—	0.04

Adjusted Income per Diluted Share	$0.86	$1.03	$0.52	$3.41	$2.61

(1) See explanations for Use of Supplemental Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED(1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended			Years Ended

	March	December	March	March	March
	2014	2013	2013	2014	2013

Operating Revenues, GAAP basis	$681,396	$720,092	$667,763	$2,741,757	$2,612,650

Plus (less):
Operating revenues eliminated upon
consolidation of investment vehicles	313	499	617	1,950	2,397
Distribution and servicing expense excluding
consolidated investment vehicles	(144,925)	(148,788)	(142,257)	(619,022)	(600,582)

Operating Revenues, as Adjusted	$536,784	$571,803	$526,123	$2,124,685	$2,014,465

Operating Income (Loss), GAAP basis	$119,341	$121,652	$43,013	$430,893	$(434,499)

Plus:
Gains on deferred compensation
and seed investments	4,431	6,508	7,182	16,987	36,497
Impairment of intangible assets	—	—	—	—	734,000
Contingent consideration fair value adjustment	—	5,000	—	5,000	—
Amortization of intangible assets	896	4,170	3,505	12,314	14,019
Operating income and expenses of
consolidated investment vehicles	410	640	762	2,370	2,959

Operating Income, as Adjusted	$125,078	$137,970	$54,462	$467,564	$352,976

Operating Margin, GAAP basis	17.5%	16.9%	6.4%	15.7%	(16.6)%
Operating Margin, as Adjusted	23.3	24.1	10.4	22.0	17.5

(1) See explanations for Use of Supplemental Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	March 2014	December 2013	September 2013	June 2013	March 2013
By asset class:
Equity	$186.4	$182.5	$169.5	$164.4	$161.8
Fixed Income	365.2	355.6	355.0	351.0	365.1
Long-Term Assets	551.6	538.1	524.5	515.4	526.9
Liquidity	150.2	141.4	131.5	129.1	137.7
Total	$701.8	$679.5	$656.0	$644.5	$664.6

	Quarters Ended					Years Ended
By asset class (average):	March 2014	December 2013	September 2013	June 2013	March 2013	March 2014	March 2013
Equity	$183.1	$176.9	$166.8	$163.8	$152.7	$172.8	$152.1
Fixed Income	360.8	356.5	351.5	362.6	366.1	358.7	364.5
Long-Term Assets	543.9	533.4	518.3	526.4	518.8	531.5	516.6
Liquidity	145.1	136.6	132.1	128.3	138.6	135.9	128.9
Total	$689.0	$670.0	$650.4	$654.7	$657.4	$667.4	$645.5

Component Changes in Assets Under Management
	Quarters Ended					Years Ended
	March 2014	December 2013	September 2013	June 2013	March 2013	March 2014	March 2013
Beginning of period	$679.5	$656.0	$644.5	$664.6	$648.9	664.6	643.3
Net client cash flows:
Equity	0.5	(0.7)	(4.0)	(0.7)	(2.6)	(5.0)	(20.4)
Fixed Income	(0.8)	0.7	0.3	0.9	(0.4)	1.2	(11.0)
Liquidity	8.6	9.9	2.3	(8.7)	1.2	12.1	19.7
Total net client cash flows	8.3	9.9	(1.4)	(8.5)	(1.8)	8.3	(11.7)
Market performance and other	14.0	13.6	14.2	(11.6)	12.1	30.2	34.2
Acquisitions (Dispositions), net	—	—	(1.3)	—	5.4	(1.3)	(1.2)
End of period	$701.8	$679.5	$656.0	$644.5	$664.6	$701.8	$664.6

	Note: Due to effects of rounding, the sum of the quarterly results may differ immaterially from the year-to-date results.

Use of Supplemental Non-GAAP Financial Information

As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Adjusted Income” and “Operating Margin, as Adjusted” that management uses as benchmarks in evaluating and comparing our period-to-period operating performance.

Adjusted Income
We define “Adjusted Income” as Net Income Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill, imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for non-core items that are not reflective of our economic performance, such as intangible asset impairments, the impact of fair value adjustments of contingent consideration liabilities, if any, the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets, and loss on extinguishment of contingent convertible debt.
We believe that Adjusted Income provides a useful representation of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions. We also believe that Adjusted Income is an important metric in estimating the value of an asset management business.

Adjusted Income only considers adjustments for certain items that relate to operating performance and comparability, and therefore, is most readily reconcilable to Net Income (Loss) Attributable to Legg Mason, Inc. determined under GAAP. This measure is provided in addition to Net Income (Loss) Attributable to Legg Mason, Inc., but is not a substitute for Net Income (Loss) Attributable to Legg Mason, Inc. and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, of other companies. Further, Adjusted Income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. Fair value adjustments of contingent consideration liabilities may or may not provide a tax benefit, depending on the tax attributes of the acquisition transaction. Our current fair value adjustment of contingent consideration does not provide a current tax benefit. We consider Adjusted Income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value, and because it facilitates comparison of our operating results with the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions.

In calculating Adjusted Income, we adjust for the impact of the amortization of management contract assets and impairment of indefinite-life intangible assets, and add (subtract) the impact of fair value adjustments of contingent consideration liabilities, if any, all of which arise from acquisitions, to Net Income (Loss) Attributable to Legg Mason, Inc. to reflect the fact that these items distort comparisons of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Deferred taxes on indefinite-life intangible assets and goodwill include actual tax benefits from amortization deductions that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we fully expect to realize the economic benefit of the current period tax amortization, we add this benefit to Net Income (Loss) Attributable to Legg Mason, Inc. in the calculation of Adjusted Income.  However, because of our net operating loss carry-forward, we will receive the benefit of the current tax amortization over time. Conversely, we subtract the non-cash income tax benefits on goodwill and indefinite-life intangible asset impairment charges and U.K. tax rate adjustments on excess book basis on certain acquired indefinite-life intangible assets, if applicable, that have been recognized under GAAP. We also add back non-cash imputed interest and the extinguishment loss on contingent convertible debt adjusted for amounts allocated to the conversion feature, as well as adding the actual tax benefits on the imputed interest that are not realized under GAAP. These adjustments reflect that these items distort comparisons of Legg Mason’s operating results to prior periods and the results of other asset management firms that have not engaged in significant acquisitions, including any related impairments, or issued/extinguished contingent convertible debt.

Should a disposition, impairment charge or other non-core item occur, its impact on Adjusted Income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor these items and their related impact, including taxes, on Adjusted Income to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating Adjusted Income because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted
We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income (Loss), adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements, amortization related to intangible assets, transition-related costs of streamlining our business model, if any, income (loss) of consolidated investment vehicles, the impact of fair value adjustments of contingent consideration liabilities, if any, and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, which we refer to as “Operating Revenues, as Adjusted”.  The compensation items, other than transition-related costs, are removed from Operating Income (Loss) in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on Net Income (Loss) Attributable to Legg Mason, Inc.  We adjust for the impact of the amortization of management contract assets and the impact of fair value adjustments of contingent consideration liabilities, if any, which arise from acquisitions to reflect the fact that these items distort comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Transition-related costs, if any, impairment charges, and income (loss) of consolidated investment vehicles are removed from Operating Income (Loss) in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. Operating Revenues, as Adjusted also includes our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities. It excludes items that have no impact on Net Income (Loss) Attributable to Legg Mason, Inc. and indicates what Legg Mason’s operating margin would have been without distribution revenues that are passed through to third parties as a direct cost of selling our products, amortization related to intangible assets, changes in the fair value of contingent consideration liabilities, transition-related costs, if any, impairment charges, and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on Net income (Loss) Attributable to Legg Mason, Inc.  This measure is provided in addition to the Company’s operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.

Effective April 1, 2013, we have revised our definition of Operating Margin, as Adjusted to add back the amortization of intangible assets. We have applied this change to all periods presented. The impact on results for the three and twelve months ended March 31, 2013, were increases of 0.7 percentage points.